Exhibit 10.60

[unofficial translation]

Agreement

Made and entered into as of April 13, 2010

Between	1. Mr. Ori Ackerman, ID no. 57308785 From the community of Rakefet 2. Intarpina Ltd., 510946221 POB 386, Kfar Saba 3. Amnon Dardik 14 Abba Hillel Street, Ramat-Gan
(jointly and severally called the "Broker")
And Between	Global Energy Inc. Through Global Fuel Israel Ltd., Co. No. 513975409 By its authorized representatives Asi Shalgi and Yuval Ganot 35 Shaul Hamelech Street, America House, Tel Aviv
(the "Company")
Whereas
The Broker and/or some of its individuals connected the investor Yuval Ganot to invest in the Company and due to the aforesaid it is entitled to a brokerage commission as detailed in the brokerage agreement dated 12.5.2009 (the "Brokerage Agreement");

Whereas	The Company approached the Broker in request to reduce the brokerage payments and the broker consented, so long as the Company fulfills what said under this settlement agreement; and
Whereas	The parties wish to settle the payment of the brokerage payments to the broker;

Therefore the parties agreed and stipulated the following:

1.	The introduction to this agreement is an inseparable part of it.

2.
The Company will pay the Broker in NIS the amount equal to U.S. $60,000 + VAT (sixty thousand U.S. Dollars + VAT) in 10 equal continuous monthly payments of U.S. $6,000 + VAT  from 15.4.2010 and in every following month.

2.1	In order to assure the aforesaid in item 2, the Company will provide at the time of the signing of this agreement, 10 cheques to each one of the individuals of the Broker as follows:

2.1.1	To Ori Ackerman 10 cheques of U.S. $3,000 + VAT each.

2.1.2	To Intarpina Ltd. 10 cheques of U.S. $2,000 + VAT each.

2.1.3	To Amnon Dardik, Adv. 10 cheques of U.S. $1,000 + VAT each.

2.2	In exchange for each payment the individuals of the Broker will ok as is to the Company a tax invoice according to law.

2.3	All of the payments will be paid according to the representative Dollar rate on the day of giving the cheques.

3.
Within 30 days from the date of signing this agreement, the Company will allocate to the Broker 5 million options which their exercise price is 1 cent  per share and the exercise period of the options will be as following:

3.1	For 2.5 million options - 1 year from the date of signing this agreement.

3.2	For 2.5 million options - 18 months from the date of signing this agreement.

3.3
The options will be divided between the three individuals of the Broker and in the name of each one of them according to the following division:

Ori Ackerman - 2.5 million options.
Intarpina Ltd. - 1,666,000 options.
Amnon Dardik - 833,333 options.

4.
A breach by the Company in delivering the options to the Broker on time, will be a fundamental breach of the agreement, which will grant the Broker and/or each one of its individuals the entire brokerage payments which are mentioned in the Brokerage Agreement, without derogating from any other remedy given by any law unless the breach was caused by a prevention which depends on the Broker.

5.
If the company breaches one of its obligations under Section 2 and its sub items aforementioned, then in addition to any remedy given by any law, the Broker and/or each of its individuals will be entitled to each one of the following:

5.1
For each redeemed cheque with no payment, the Broker will be entitled to liquidated damages in the amount of the redeemed cheque, and that is in addition to its right to be paid off for the redeemed cheque.

5.2
In addition, if the Company doesn't repay one of the cheques it gave to the Broker, then the Broker and/or each one of its individuals will be entitled to an early payment of the entire debt balance which was not yet been paid off.

5.3
It is agreed that before the Broker or one of its individuals acts to obtain liquidated damages and/or make an early payment of the debt balance, he will turn to the Company's representative and let it remedy the breach within seven days.

/s/ Ori Ackerman	/s/ Intarpina Ltd.	/s/ Adv. Amnon Dardik	/s/ Global Fuel Israel Ltd.